Exhibit 99.1

Freescale All Employee Letter

TO: All Freescale Employees:

Today, we announced that Freescale and NXP have agreed to merge in a transaction valued at approximately $40 billion (see press release attached). The combination is based on compelling strategic logic that brings together two highly successful and complementary industry leaders to create one of the world’s best-positioned semiconductor companies. The combined company would have revenues of approximately $10 billion and would be one of the industry’s largest companies.

As the transaction is subject to stockholder and regulatory approvals, the merger will likely not close until the second half of 2015. For now, and until the close of the transaction, it will be business as usual, and all of us should continue to be focused on our current responsibilities, and remain committed to meeting and surpassing the expectations of our customers. It is critical that we maintain the strong momentum we have worked so hard to establish as a team.

Let me offer some context on why we are so excited by what this transaction means for Freescale. As we all know, over the last several years, we have collectively worked very hard to successfully transform Freescale into the company it is today. Thanks to you, Freescale is a stronger and significantly more competitive company than ever before in its history. That said, the semiconductor industry is undergoing continued and rapid change where the marketplace will increasingly reward those who possess scale, size, and global reach.

This partnership brings together two companies that are an excellent fit, with highly complementary cultures, assets, and geographic footprints – and very little direct product overlap, with the exception being the RF Power business. NXP’s plan is to sell their RF Power Business. By combining with NXP, we will be in an excellent position to accelerate the growth of our business and enhance our competitiveness while continuing to create value and opportunities for all of our stakeholders – including our shareholders, customers and employees. Based on all of your hard work over the past few years, we enter this transaction from a position of strength and momentum.

This combination will provide Freescale employees with new and exciting opportunities. Over the next several months, an integration team comprised of Freescale and NXP executives will carefully analyze the operations of our two companies to ensure that we are best structured to succeed in the market. And, while we are very early in the process, we expect the vast majority of Freescale’s team will have the opportunity to be integrated into the new company.

In closing, let me emphasize that we have reached this exciting milestone for our business as a result of your hard work and dedication, and our combined company will succeed by continuing to leverage your tremendous talents. Thank you for all of your hard work, and we look forward to a bright future for our company, employees, customers, and partners.

Sincerely,

Gregg Lowe

President and Chief Executive Officer

Freescale All Employee Letter

Cautionary Statement Regarding Forward Looking Statements

This document includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance” and similar expressions are intended to identify information that is not historical in nature.

This document contains forward-looking statements relating to the proposed transaction between Freescale and NXP pursuant to a merger. All statements, other than historical facts, including statements regarding the expected timing of the closing of the transaction; the ability of the parties to complete the transaction considering the various closing conditions; the expected benefits of the transaction such as improved operations, enhanced revenues and cash flow, growth potential, market profile and financial strength; the competitive ability and position of NXP following completion of the proposed transaction; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (1) one or more closing conditions to the transaction, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction, may require conditions, limitations or restrictions in connection with such approvals or that the required approval by the shareholders of each of Freescale and NXP may not be obtained; (2) there may be a material adverse change of Freescale or the business of Freescale may suffer as a result of uncertainty surrounding the transaction; (3) the transaction may involve unexpected costs, liabilities or delays; (4) legal proceedings may be initiated related to the transaction; (5) there may be difficulties and delays in achieving synergies and cost savings; and (6) other risk factors as detailed from time to time in Freescale’s and NXP’s reports filed with the Securities and Exchange Commission (“SEC”), including Freescale’s Annual Report on Form 10-K for the year ended December 31, 2014 which is available on the SEC’s Website (www.sec.gov). There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized.

Neither Freescale nor NXP undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Additional Information and Where to Find It

In connection with the proposed strategic combination, NXP plans to file with the SEC a Registration Statement on Form F-4 that will include a proxy statement of Freescale and a prospectus of NXP. The Company will mail the prospectus/proxy statement to its shareholders. INVESTORS ARE URGED TO READ THE PROSPECTUS/PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the prospectus/proxy statement, as well as other filings containing information about

Freescale All Employee Letter

Freescale and NXP, free of charge, from the SEC’s Website (www.sec.gov). Investors may also obtain Freescale’s SEC filings in connection with the transaction, free of charge, from Freescale’s Web site (www.investors.freescale.com) under the link “Investors Relations” and then under the tab “SEC Filings,” or by directing a request to Freescale Semiconductor, Ltd., 6501 William Cannon Drive West, MD OE62, Austin, Texas 78735, Attention: Secretary. Investors may also obtain NXP’s SEC filings in connection with the transaction, free of charge, on NXP’s Investor Relations internet website at http://www.nxp.com/investor or by contacting NXP’s Investor Relations Contact by phone at 1-408-518-5411.

Participants in the Merger Solicitation

The respective directors, executive officers and employees of Freescale and NXP and other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Freescale’s directors and executive officers is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 6, 2015, and its proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on March 21, 2014. Information regarding NXP’s directors and executive officers is set forth in its Annual Report on Form 20-F for the year ended December 31, 2013, which was filed with the SEC on February 28, 2014 and in its Form 6-K furnished to the SEC on May 20, 2014. These documents can be obtained free of charge from the sources indicated above. Other information regarding the interests of the participants in the proxy solicitation will be included in the joint prospectus/proxy statement when it becomes available. This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.